Exhibit 99.3
Item 3.                      Quantitative and Qualitative Disclosures about Market Risk

Commodity Price Risk. We are exposed to market risks associated with commodity prices, counterparty credit and interest rates. Under our hedging policy, we monitor and manage the commodity market risk associated with the commodity risk exposure of Prism Gas Systems I, L.P. (“Prism Gas”). In addition, we are focusing on utilizing counterparties for these transactions whose financial condition is appropriate for the credit risk involved in each specific transaction.

We use derivatives to manage the risk of commodity price fluctuations. These outstanding contracts expose us to credit loss in the event of nonperformance by the counterparties to the agreements. We have incurred no losses associated with counterparty nonperformance on derivative contracts.

On all transactions where we are exposed to counterparty risk, we analyze the counterparty’s financial condition prior to entering into an agreement; establish a maximum credit limit threshold pursuant to our hedging policy; and monitor the appropriateness of these limits on an ongoing basis. We have agreements with three counterparties containing collateral provisions. Based on those current agreements, cash deposits are required to be posted whenever the net fair value of derivatives associated with the individual counterparty exceed a specific threshold. If this threshold is exceeded, cash is posted by us if the value of derivatives is a liability to us. As of March 31, 2012, we have no cash collateral deposits posted with counterparties.

We are exposed to the impact of market fluctuations in the prices of natural gas, NGLs and condensate as a result of gathering, processing and sales activities. Our exposure to these fluctuations is primarily in the gas processing component of our business. Gathering and processing revenues are earned under various contractual arrangements with gas producers. Gathering revenues are generated through a combination of fixed-fee and index-related arrangements. Processing revenues are generated primarily through contracts which provide for processing on percent-of-liquids and percent-of-proceeds bases.

•
Percent-of-liquids contracts:  Under these contracts, we receive a fee in the form of a percentage of the NGLs recovered, and the producer bears all of the cost of natural gas shrink. Therefore, margins increase during periods of high NGL prices and decrease during periods of low NGL prices.

•
Percent-of-proceeds contracts:  Under these contracts, we generally gather and process natural gas on behalf of certain producers, sell the resulting residue gas and NGLs at market prices and remit to producers an agreed upon percentage of the proceeds based on an index price. In other cases, instead of remitting cash payments to the producer, we deliver an agreed upon percentage of the residue gas and NGLs to the producer and sell the volumes kept to third parties at market prices. Under these types of contracts, revenues and gross margins increase as natural gas prices and NGL prices increase, and revenues and gross margins decrease as natural gas and NGL prices decrease.

Market risk associated with gas processing margins by contract type, and gathering and transportation margins as a percent of total gross margin remained consistent for the three months ended March 31, 2012 and 2011, as our contract mix and percent of volumes associated with those contracts did not differ materially.

Due to the sale of the Prism assets during July 2012, the aggregate effect of a hypothetical $1.00/MMbtu increase or decrease in the natural gas price index will not have a significant impact on our annual gross margin.  Additionally, the aggregate effect of a hypothetical $10.00/Bbl increase or decrease in the crude oil price index will not have a significant impact on our annual gross margin.

We will continue to manage our risks associated with market fluctuations, and will consider using various commodity derivatives, including forward contracts, swaps, collars, futures and options, although there is no assurance that we will be able to do so or that the terms thereof will be similar to our existing hedging arrangements.

The relevant payment indices for our various commodity contracts are as follows:

•	Natural gas contracts - monthly posting for ANR Pipeline Co. - Louisiana as posted in Platts Inside FERC’s Gas Market Report;
•	Crude oil contracts - WTI NYMEX average for the month of the daily closing prices; and
•	Natural gasoline contracts - Mt. Belvieu Non-TET average monthly postings as reported by the Oil Price Information Service (OPIS).

Hedging Arrangements in Place
As of March 31, 2012

Period	Underlying	Notional Volume	Commodity Price We Receive	Commodity Price We Pay	Fair Value Asset (In Thousands)	Fair Value Liability (In Thousands)
April 2012-December 2012	Natural Gasoline	9,000 (BBL)	Index	$2.340/Gal	$—	$74
April 2012-December 2012	Natural Gas	90,000 (MMBTU)	Index	$4.87/Mmbtu	218	—
April 2012-December 2012	Natural Gas	180,000 (MMBTU)	Index	$4.96/Mmbtu	453	—
April 2012-December 2012	Crude Oil	18,000 (BBL)	Index	$88.63/bbl	—	280
April 2012-December 2012	Natural Gasoline	9,000 (BBL)	Index	$90.20/bbl	—	126
April 2012-December 2012	Natural Gasoline	18,000 (BBL)	Index	$2.470/Gal	—	50
January 2013-December 2013	Crude Oil	24,000 (BBL)	Index	$105.90/bbl	45	—
					$716	$530

Our principal customers with respect to Prism Gas’ natural gas gathering and processing are large, natural gas marketing services, oil and gas producers and industrial end-users. In addition, substantially all of our natural gas and NGL sales are made at market-based prices. Our standard gas and NGL sales contracts contain adequate assurance provisions which allows for the suspension of deliveries, cancellation of agreements or discontinuance of deliveries to the buyer unless the buyer provides security for payment in a form satisfactory to us.

Interest Rate Risk. We are exposed to changes in interest rates as a result of our credit facility, which had a weighted-average interest rate of 3.03% as of March 31, 2012.  As of May 4, 2012, we had total indebtedness outstanding under our credit facility of $230.0 million, all of which was unhedged floating rate debt. Based on the amount of unhedged floating rate debt owed by us on March 31, 2012, the impact of a 1% increase in interest rates on this amount of debt would result in an increase in interest expense and a corresponding decrease in net income of approximately $2.3 million annually.

Historically, we have managed a portion of our interest rate risk on a portion of our long-term debt with interest rate swaps, which reduced our exposure to changes in interest rates by converting variable interest rates to fixed interest rates on our Credit Facility and fixed interest rates to variable interest rates on our Senior Notes. During the third quarter of 2011, we terminated all of our interest rate swaps on our Senior Notes.

We are not exposed to changes in interest rates with respect to our Senior Notes as these obligations are fixed rate.  The estimated fair value of the Senior Notes was approximately $207.8 million as of March 31, 2012, based on market prices of similar debt at March 31, 2012.   Market risk is estimated as the potential decrease in fair value of our long-term debt resulting from a hypothetical increase of 1% in interest rates. Such an increase in interest rates would result in approximately an $8.9 million decrease in fair value of our long-term debt at March 31, 2012.